Exhibit 10.2

August 5, 2024

Scott Galit

[***]

Dear Scott,

Re: Amendment No. 1 to Transition Agreement

THIS AMENDMENT NO. 1 (this “Amendment”) to the Transition Agreement entered into by you and Payoneer Inc., a Delaware limited liability company (the “Company”), dated as of April 14, 2024 (the “Original Agreement”), is entered into by and between the Company and you as of the date hereof.

WHEREAS, you and the Company desire to amend the Original Agreement as provided herein; and

WHEREAS, you and the Company desire that the amendments set forth herein be considered to have taken effect on July 1, 2024.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to modify the Original Agreement as set forth below. Defined terms used herein and not otherwise defined in their context have the meanings set forth in the Original Agreement.

1.	AMENDMENT TO THE ORIGINAL AGREEMENT.
1.1.

The words “During the period through the Separation Date (the “Transition Period”) […]” in the second row of Section 1(a) are hereby replaced with the following language in order to clarify and reflect the original intention of the parties hereto: “During the period commencing on January 1, 2024 through the Separation Date (the “Transition Period”) […]”.

1.2.	The words “Last Date” in the last row of Section 2(a) are hereby replaced with the words “Separation Date” in order to clarify and reflect the original intention of the parties hereto.
1.3.	The following language is hereby added to Section 2(a) of the Original Agreement immediately following the end of such section:

“Notwithstanding the foregoing, you will continue to serve on the Board of Directors of the Subsidiary, Payoneer Europe Limited (“PEL”), during the third and fourth calendar quarters of 2024, for a quarterly fee of $13,600 (thirteen thousand six hundred USD), plus any other reasonable costs or expenses as shall be pre-approved in writing by PEL in accordance with PEL’s expense policy; it being agreed that either you or the Company may shorten such term by advance written notice of 60 days.

In addition, until no later than December 31, 2024 (i) you will continue to serve as member of the Board of Directors and Legal Representative of Payoneer (Guangzhou) Commerce Services Co., Ltd (“PGZ”) at no additional cost, provided that the work load during such extended period does not substantially exceed your current work load in connection therewith, and (ii) you will continue to serve as Payoneer Inc.’s Designated Partner Representative in Payoneer India Commerce LLP, Chairman and Legal Representative in Payoneer (Vietnam) Company Limited,

Managing Director in Payoneer Germany GmbH and member of the Board of Directors of PYNR Services Limited at no additional cost, in each of the above cases for the purpose of satisfying regulatory and/or corporate needs in relation to said Subsidiaries.”

2.

RATIFICATION AS AMENDED. Except as amended by this Amendment, the terms and conditions of the Original Agreement are confirmed in all other respects, and the Original Agreement, as amended by this Amendment, shall continue in full force and effect. Any reference to the Agreement in the Original Agreement as amended by this Amendment shall mean the Original Agreement as amended by this Amendment. In the event of any inconsistency between the terms of the Original Agreement and the terms of this Amendment, the terms of this Amendment shall control to the extent necessary to resolve the inconsistency.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Original Agreement to be executed as of the day and year first above written.

Payoneer Inc.

/s/ John Caplan
By:	John Caplan

Title:	Chief Executive Officer

Agreed to and Accepted:

/s/ Scott Galit
Scott H. Galit